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                                  EXHIBIT 10.5

THIS EMPLOYMENT AGREEMENT entered into as of November 11, 1996.

BETWEEN: JAMES A. WYANT, resident and domiciled in the Province of Quebec

                             (hereinafter referred to as the "Senior Executive")

AND: G.H. WOOD + WYANT INC., a corporation incorporated under the Canada Business Corporations Act

                             (hereinafter referred to as the "Corporation")

     WHEREAS, conditional upon the closing of the transaction contemplated in the asset purchase agreement dated as of November 11, 1996 whereby the Corporation agreed to sell all of its business and substantially all of its assets to Hosposable Products, Inc. (the "Hosposable Transaction"), the Corporation desires to employ the Senior Executive, and the Senior Executive desires to accept such employment, upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the foregoing, of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, hereby agree as follows:

1.   EMPLOYMENT

     The Corporation hereby employs the Senior Executive as the Vice-Chairman of the Corporation commencing January 1, 1997 (the "Employment Date").

2.   DUTIES OF THE SENIOR EXECUTIVE

     The Senior Executive shall devote his full time and attention to, and use his best efforts to promote, the business and affairs of the Corporation and shall perform duties and have such responsibilities as are customarily performed and enjoyed by persons employed in comparable positions, subject, however, to the direction and control of the Board of Directors of the Corporation.

3.   TERM

     3.1 The initial term of the employment of the Senior Executive pursuant to this Agreement shall be five (5) years (the "Initial Term"), beginning on the Employment Date;

     3.2 The term of employment of the Senior Executive pursuant to this Agreement shall be automatically renewed for One (1) year (a "Renewal Term") upon the expiry of the Initial Term and on each anniversary of the Employment Date thereafter, unless the Corporation or the Senior Executive gives notice of intention not to renew:

           (i) in the case of the Initial Term, six (6) months prior to the expiry of the Initial Term;

           (ii) in the case of a Renewal Term, three (3) months prior to the expiry of such Renewal Term.

     3.3 Notwithstanding the foregoing, this Agreement shall terminate immediately in the event of:

           (i) the termination of the employment of the Senior Executive by the Corporation with Cause;

           (ii) the Permanent Disability (as hereinafter defined) of the Senior Executive;

           (iii) the death of the Senior Executive; or

           (iv) the Corporation becoming obligated to pay the amounts set out in Section 5.1 pursuant to one of the events set out therein (provided that the obligation to pay such amount and to provide the other benefits set out in Section 5.1 shall survive such termination).

     3.4 If the closing of the Hosposable Transaction does not occur on or prior to January 31, 1997, then this Agreement shall be null and void with retroactive effect, as though it had never existed and the Senior Executive shall be entitled to the salary and benefits that he enjoyed for the year ended

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          December 31, 1996 and necessary adjusting payments shall be made between the Senior Executive and the Corporation.

4.   SALARY

     4.1 The Corporation agrees to pay the Senior Executive for the services rendered by him as Vice-Chairman of the Corporation in accordance with this Agreement, and the Senior Executive agrees to accept as compensation a base salary at the annual rate of Two Hundred and Fifteen Thousand Dollars ($215,000) in lawful money of Canada, payable in equal bi-weekly instalments, less deductions and withholdings in accordance with the Corporation's usual payroll policies and applicable laws.

     4.2 The base salary for each year of the term of this Agreement after the first year shall be adjusted upward effective on each anniversary of the Employment Date in accordance with any increase in the annual Consumer Price Index (all regions) prepared by Statistics Canada for the immediately preceding year over such Consumer Price Index for the prior year provided that (i) the base salary shall in no case be less than that of the preceding year, and (ii) the annual increase may not exceed five percent (5%).

5.   SEVERANCE

     5.1 The Senior Executive shall be entitled to receive, as severance, for a period of two (2) years following:

          (i) the dismissal of the Senior Executive without Cause by the Corporation during a Renewal Term;

         (ii) the resignation of the Senior Executive at any time following or in connection with (a) a change in control of the Corporation or
              (b) the sale by the Corporation of all or substantially all of its assets; for the purposes of this Section 5.1(ii), the Hosposable Transaction shall not be considered a change in control or a sale of all or substantially all of the assets of the Corporation;

          the payment of an amount equal to his base salary immediately prior to such termination payable in equal bi-weekly instalments, less deductions and withholdings as well as the benefits set out in Section
          7.1 and the right to a leased vehicle set out in Section 8, payable as if he were an employee of the Corporation:

6.   BONUS COMPENSATION

     In addition to the compensation described in Section 4.1 and Section 4.2 above, the Senior Executive shall be entitled to bonus compensation in accordance with the Corporation's bonus policy for vice-presidents of the Corporation.

7.   BENEFITS AND EXPENSES

     7.1 The Senior Executive shall, during the Initial Term and Renewal Terms of this Agreement, be entitled to all such, employment benefits as may, from time to time, be made generally available to senior management employees of the Corporation.

     7.2 Upon presentation of appropriate vouchers in accordance with the Corporation's policies and practices, the Senior Executive shall be reimbursed for all reasonable expenses which are incurred by him in the performance of his duties hereunder.

8.   VEHICLE

     The Corporation shall supply the Senior Executive with a leased vehicle in accordance with the Corporation's Executive Car Policy.

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9.   VACATIONS

     The Senior Executive shall be entitled to six weeks' paid vacation per twelve month period ending April 30 during the Initial Term and any Renewal Term. Unused vacations shall lapse at the end of each such twelve month period and shall not carry over to any subsequent year. The vacations shall be taken at times agreeable with the Corporation and consistent with the Senior Executive's duties. No payment shall be made to the Senior Executive for vacation days which are not taken.

10. COVENANT NOT TO COMPETE

     10.1 The Senior Executive hereby covenants and agrees that he shall not, within North America:

          (i) directly or indirectly engage in, or have any interest in (either individually, or as a joint venturer, partner, member of any firm, officer, director, stockholder, lender, financial or other consultant or employee of any person, firm, joint venture, partnership or corporation, or otherwise) any person, firm, corporation or business that engages in a business which is competitive, directly or indirectly, with the business of the Corporation;

          (ii) divert or attempt to divert or take advantage of any business or opportunities of any type whatsoever which are directly or indirectly competitive with the business of the Corporation;

          (iii) solicit or attempt to solicit any existing or future customer or clients which use the services of or provide services to the Corporation, except where such solicitation or attempted solicitation concerns business activities which are not directly competitive with the business of the Corporation; or

          (iv) solicit or induce or attempt to solicit or induce any employee of the Corporation to leave or terminate such employment;

          (collectively, the "Covenant Not To Compete"), for a period commencing on the Employment Date and terminating on the third anniversary of the termination of this Agreement.

     10.2 The Senior Executive confirms that the restrictive provisions of the Covenant Not To Compete are reasonable and that a breach thereof will cause the Corporation irreparable harm, and the Senior Executive agrees that the Corporation shall be entitled to equitable relief, including remedies of injunction and specific performance, with respect to any breach or attempted breach of the Covenant Not To Compete.

11.  CERTAIN DEFINED TERMS

     For purposes of this Agreement the following terms and phrases shall have the following meanings:

     11.1 "Permanent Disability" shall mean the inability of the Senior Executive to perform substantially all his duties and responsibilities to the Corporation by reason of a physical or mental disability or infirmity for either:

          (i)   a continuous period of nine months, or

          (ii)  270 days during any consecutive twelve month period.

          The date of such Permanent Disability shall be, in the case of clause
          (i) above, the last day of such nine month period or in the case of clause (ii) above, such date as determined in good faith by the Board of Directors.

     11.2 "Cause" shall mean:

          (i) conviction of a crime involving the misappropriation of funds or property of the Corporation or otherwise constituting a felony under applicable law, or the entering of a plea of guilty or nolo contendere in respect of the same; or

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          (ii)  a determination by a majority of the members of the Board of
                Directors of the Corporation that the Senior Executive has neglected his duties hereunder after written notice thereof from the Corporation and failure to correct any alleged deficiency (as determined by a majority of the members of the Board of Directors of the Corporation) in sixty (60) days; for such purposes, the Board of Directors of the Corporation will be deemed not to include a member who is a Related Party to the Senior Executive;

          (iii) a unanimous determination by the members of the Board of Directors of the Corporation, other than the Senior Executive, which determination shall be final, binding and conclusive, that the Senior Executive has committed an act involving dishonesty or gross negligence, or any other act which in the reasonable judgment of such members of the Board of Directors of the Corporation could materially harm the business reputation of the Corporation in the community.

     11.3 "Related Party" shall mean with respect to any person who is an individual, a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of that person, including adoptive relationships.

12. NOTICE

     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

     12.1 If to the Corporation, to:

          G.H. Wood & Wyant Inc.
          1475 32nd Avenue
          Lachine, Quebec H8T 3J1
          Attention: Donald C. MacMartin

          Telecopier: (514) 636-1148
          Telephone: (514) 636-9926

          with a copy to:

          Hosposable Products, Inc.
          100 Readington Road
          Somerville, New Jersey 08876
          Attention: Joseph H. Weinkam, Jr.

          Telecopier: (908) 707-1549
          Telephone: (908) 707-1800

     12.2 If to the Senior Executive, to:

          G.H. Wood + Wyant Inc.
          1475 32nd Avenue
          Lachine, Quebec H8T 3J1
          Attention: James A. Wyant

          Telecopier: (514) 636-1148
          Telephone: (514) 636-9926

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          with a copy to:

          McCarthy Tetrault
          1170 Peel Street
          Montreal, Quebec
          H3B 4S8
          Attention: Thomas R.M. Davis

          Telecopier: (514) 397-4170
          Telephone: (514) 397-4126

13. MISCELLANEOUS PROVISIONS

     13.1 Withholding. The Corporation shall be entitled to withhold the amount, if any, of all taxes or other amounts which in accordance with the applicable laws of any jurisdiction are required to be withheld by an employer with respect to any amount paid to the Senior Executive hereunder. The Corporation, in its sole and absolute discretion, acting reasonably, shall make all determinations as to whether it is obligated to withhold any taxes or other amounts hereunder and the amount thereof.

     13.2 Deceased Employee. In the event that the Senior Executive shall die while entitled to benefits hereunder which have accrued but have not been paid, the payment which would otherwise be made to the Senior Executive, shall be made to his estate or its appropriate personal representative.

     13.3 No Assignment. The Senior Executive shall not, and shall not have any right to, sell, assign, transfer or pledge any rights under this Agreement by operation of law or otherwise.

     13.4 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.

     13.5 Successors. This Agreement and all the terms and provisions hereof shall be binding upon and shall inure to the benefit of all of the parties hereto, and their legal representatives, heirs, successors and assigns, except as expressly herein otherwise provided.

     13.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec.

     13.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be original, but all of which shall constitute one and the same instrument.

     13.8 Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the contest and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

     13.9 Amendments. This Agreement can be amended in any respect upon the written agreement of all of the parties hereto.

     13.10 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement with respect to any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the Province of Quebec, and by execution and delivery of this Agreement, each of the parties to this Agreement accepts for himself or itself the exclusive jurisdiction in the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

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     13.11 Language clause.  The parties hereto have requested and hereby confirm their request that this agreement and all notices relating thereto be drafted in the English language. Les parties aux presentes ont demande et par les presentes confirment leur demande que le present contrat et tout avis y afferent soient rediges en anglais.

     In WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                          --------------------------------------
                                          JAMES A. WYANT

                                          G.H. WOOD + WYANT INC.

                                          Per:            J. B. WIGHT
                                               ---------------------------------
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AMENDMENT entered into as of January 23, 1997 to the Employment Agreement entered into as of November 11, 1996.

BETWEEN: JAMES A. WYANT, resident and domiciled in the Province of Quebec

                             (hereinafter referred to as the "Senior Executive")

AND: G.H. WOOD + WYANT INC., a corporation incorporated under the Canada Business Corporations Act

                             (hereinafter referred to as the "Corporation")

     WHEREAS Senior Executive and the Corporation entered into an Employment Agreement as of November 11, 1996 (the "Employment Agreement") conditional upon the closing of the Hosposable Transaction (as defined in the Employment Agreement);

     WHEREAS article 3.4 of the Employment Agreement provides that if the closing of the Hosposable Transaction does not occur on or prior to January 31, 1997, then the Employment Agreement shall be null and void with retroactive effect;

     WHEREAS the closing of the Hosposable Transaction will not occur on or prior to January 31, 1997;

     WHEREAS notwithstanding the fact that the Hosposable Transaction will not occur on or prior to January 31, 1997, the Senior Executive and the Corporation wish the Employment Agreement to remain in effect beyond January 31, 1997;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. Article 3.4 of the Employment Agreement is amended by deleting the words "January 31, 1997" in the second line and replacing them with the words "April 30, 1997".

2.   Save as amended by section 1 hereof, the Employment Agreement is unamended.

3. The parties hereto have requested and hereby confirm their request that this Agreement and all notices relating thereto be drafted in the English language. Les parties aux presentes ont demande et par les presentes confirment leur demande que le present contrat et tout avis y afferent soient rediges en anglais.

4. All the Employment Agreement is incorporated by reference into this Amendment and the Employment Agreement as amended represents the entire agreement of the parties hereto with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                                          --------------------------------------
                                          JAMES A. WYANT

                                          G.H. WOOD + WYANT INC.

                                          Per:          D. C. MACMARTIN
                                               ---------------------------------

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THIS ADDENDUM dated as of March 10, 1998 to the Employment Agreement entered into as of November 11, 1996, as amended as of January 1, 1997.

BETWEEN: JAMES A. WYANT, business executive resident and domiciled in the Province of Quebec

                             (the "Senior Executive")

AND: WOOD WYANT INC., a corporation incorporated under the Canada Business Corporations Act, formerly known as 3290441 Canada Inc.

                             (the "Corporation")

WHEREAS the Senior Executive entered into an employment agreement with G.H. Wood + Wyant Inc. ("GHWW") as of November 11, 1996, as amended as of January 1, 1997 (the "Senior Executive Employment Agreement"), conditional upon the closing of the transaction contemplated in the asset purchase agreement dated as of November 11, 1996 among Wyant Corporation (formerly known as Hosposable Products, Inc.) ("Wyant"), the Corporation and GHWW whereby GHWW agreed to sell all of its business and substantially all of its assets to the Corporation (the "Hosposable Transaction");

WHEREAS pursuant to completion of the Hosposable Transaction on March 18, 1997, the Corporation assumed the obligations of GHWW under the Senior Executive Employment Agreement;

WHEREAS the Senior Executive and the Corporation have agreed to amend the Senior Executive Employment Agreement in the manner herein set forth;

NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1. SECTION 6 -- BONUS COMPENSATION of the Senior Executive Employment Agreement is hereby amended, effective January 1, 1998, as follows:

        "6.   BONUS COMPENSATION

        Effective January 1, 1998, in addition to the compensation described in Sections 4.1 and 4.2 above, the Senior Executive shall be entitled to receive bonus compensation annually for each year of the remainder of the Initial Term and for each Renewal Term of his employment with the Corporation. Bonus compensation will be determined as a percentage of the base salary of the Senior Executive for the relevant year based on
        (i) the actual consolidated net earnings before tax of Wyant ("Wyant's Results") compared with the budgeted consolidated net earnings before tax of Wyant ("Wyant's Budgeted Results") and (ii) the actual consolidated net earnings before tax of the Corporation ("Corporation's Results") compared with the budgeted consolidated net earnings before tax of the Corporation ("Corporation's Budgeted Results") in accordance with the following formula:

        6.1 Bonus Entitlement based on Consolidated Net Earnings Before Tax of Wyant

              WYANT'S RESULTS AS A    BONUS ENTITLEMENT AS
              PERCENTAGE OF WYANT'S     A PERCENTAGE OF
                BUDGETED RESULTS          BASE SALARY
              ---------------------   --------------------
                    <100%                        0%
                100% to <105%                 7.50%
                105% to <110%                 8.75%
                110% to <115%                10.00%
                115% to <120%                11.25%
                120% to <125%                12.50%
                125% to <130%                13.75%
                130% or more                 15.00%

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        6.2   Bonus Entitlement based on Consolidated Net Earnings Before Tax of the Corporation

              CORPORATION'S RESULTS AS A    BONUS ENTITLEMENT AS
              PERCENTAGE OF CORPORATION'S     A PERCENTAGE OF
                   BUDGETED RESULTS             BASE SALARY
              ---------------------------   --------------------
                     <100%                             0%
                 100% to <105%                      2.50%
                 105% to <110%                      3.75%
                 110% to <115%                      5.00%
                 115% to <120%                      6.25%
                 120% to <125%                      7.50%
                 125% to <130%                      8.75%
                  130% or more                     10.00%

        6.3   Wyant's Budgeted Results and Corporations's Budgeted Results

              "Wyant's Budgeted Results" means the budgeted consolidated net earnings before tax of Wyant approved by Wyant's board of directors, as the same may be amended by Wyant from time to time for purposes of calculating bonus compensation payable to other officers of Wyant to take into account significant acquisitions or divestitures which would materially affect Wyant's performance.

              "Corporation's Budgeted Results" means the budgeted consolidated net earnings before tax of the Corporation approved by the Corporation's board of directors, as the same may be amended from time to time by the Corporation for purposes of calculating bonus compensation payable to other officers of the Corporation to take into account significant acquisitions or divestitures which would materially affect the Corporation's performance."

     2. Save as amended by Section 1 hereof, the Senior Executive Employment Agreement is unamended.

     3. The Senior Executive Agreement is incorporated by reference into this Agreement and the Senior Executive Employment Agreement as so amended constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof.

     4. The Parties have requested that this Agreement be drawn up in the English language. Les parties aux presentes ont demande que cette entente soit redigee en anglais.

     IN WITNESS WHEREOF, the Parties have signed this Agreement as of the date first above written.

                                          --------------------------------------
                                          JAMES A. WYANT

                                          WOOD WYANT INC.

                                          Per: ---------------------------------
                                            Donald C. MacMartin, President

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